Exhibit 99.1

Dear Stockholders:

The events of 2004 confirmed that Panera Bread’s strong performance is rooted in our ability to deliver on what we do best: delighting our customers with a special experience that is founded on the tradition of artisan baking. This commitment is the cornerstone upon which our award-winning menu, customer loyalty, remarkable growth, and financial success are built.

In 2004, we witnessed the underlying robustness of the Panera Bread concept in the face of environmental challenges, including the peak and wane of the low-carb phenomenon, as well as the spiking costs of commodities. Despite these pressures, earnings before prior year accounting change rose 24% to $1.25 per share, the fifth consecutive year of double-digit earnings’ increases for the Company.

Propelling these returns were company revenues that increased 32% to $479.1 million. Company bakery-cafe sales reached $362.1 million, and franchisee bakery-cafe sales totaled an additional $879.1 million. Panera Bread bakery-cafes continued to produce industry-leading average weekly sales of $36,008, exceeding any competitor in our category.

Most important, this consistently high performance continued to fuel unit growth as it generated very steady cash-on-cash return on investment. We opened 143 new bakery-cafes and continued to win several number-one industry rankings in customer satisfaction.

Three years ago, when I told investors that Panera Bread essentially would be opening a new bakery-cafe every few days, not many seemed to believe me. Now we have delivered three years in which we met our development targets. As a result, our rate of development today is taken by many as a given. Our ability to sustain this pace is a tribute to the skills and commitment of the more than 100 people involved in development at Panera, and to the strength of our franchise, company, and JV operations.

At the end of 2004, Panera Bread bakery-cafes numbered 741 system-wide, 226 of which were company-owned and 515 franchised.

Panera ended the year with $58.1 million in cash and investments, and with no debt.

Weathering the Low-Carb Storm

Throughout the quick rise and ultimate decline in popularity that characterized the low-carb trend in 2004, Panera Bread remained true to our roots and our artisan bread foundation. A company with “bread” in its name could have expected far worse from the Atkins effect. While some companies were significantly impacted by the rise in low-carb diets, Panera experienced only a moderation in the growth of same-store sales. It took some of the frothiness out of our comps, but not our overall growth rate.

Why did we not suffer the demise that some pundits predicted? Why, for Panera Bread, was this merely a thunderstorm, and not the hurricane that others endured?

Customers trusted Panera Bread—and our food. They appreciated our respect for them. They moved around the existing menu that already contained a variety of healthy options, to which we added several new lower-carb products in response to their needs. As our customers ate fewer sandwiches and chose more soups and salads, we saw some effect on margin structure due to changes in internal mix; however, we emerged from the storm relatively unscathed. In our view, this speaks volumes to the strength of the concept.

Recently, the U.S. Department of Agriculture (USDA) announced new dietary guidelines containing some very good news for Panera. They reaffirmed what Panera Bread has long held to be true: There is good fat and bad fat, there are good carbs and bad carbs, and moderation and exercise are essential components in a healthy lifestyle. The USDA also emphasized the benefits of whole grains, an area that Panera Bread is currently developing, which we expect will be available to customers in 2005.

Commodities were another pressure point for Panera in 2004. As costs for key ingredients—including butter, liquid dairy (cream cheese), and proteins—spiked, we also experienced increases in fuel prices, placing even more pressure on a company that travels 12 million miles each year to deliver fresh dough daily to our bakery-cafes. Panera absorbed much of the additional costs in 2004, passing along to the customer only a moderate price increase.

Our purchasing department has closely monitored the costs of commodities and has worked with our suppliers so that Panera Bread is well positioned moving forward, with many of our commodities stabilized for the foreseeable future. This is consistent with our purchasing strategy, which does not attempt to optimize and “guess bottoms” in the markets. On the contrary, we strive to provide stable pricing to our company and franchise locations, while taking prudent measures to protect against price spikes to the degree possible.

Outstanding Customer Loyalty

When we look beyond our past financial performance, we can best gauge our future by monitoring consumer acceptance of the Panera Bread concept. We are gratified that Panera continues to win the highest industry rankings on every important consumer satisfaction survey in which we have been judged.

For the third consecutive year, Panera Bread rated highest overall among 117 other chains in the Sandelman & Associates annual survey of 67,600 consumers, which we consider to be the definitive measure of customer satisfaction within our industry. In fact, we scored 22 percentage points above the all-chain average.

Panera Bread’s success in the Sandelman & Associates 2004 “Satisfaction Survey” comes on top of our number-one ranking in the J.D. Power and Associates 2004 “Restaurant Satisfaction Study.” This study of 55,000 customers ranked Panera Bread highest among quick-service restaurants in the Midwest and Northeast regions of the United States in all categories, which included environment, meal, service, and cost.

For the third year in a row, Panera also earned a top spot in the esteemed “Choice in Chains” awards, sponsored by Restaurants and Institutions magazine. The first-place award in the sandwich/bakery category recognized Panera Bread for high consumer rankings in seven key areas including: food quality, menu variety, value, service, atmosphere, cleanliness, and convenience. We also received the number-one ranking for food quality among 95 competitors included in the “Choice in Chains” survey.

In addition, Panera Bread’s Supply Chain leadership won Operations Executive of the Year, conferred by Baking & Snack magazine for the company’s revolutionary fresh dough manufacturing and supply chain system.

2004 Highlights

Committed to seeking the highest-quality ingredients and best taste for our customers, in November 2004 we introduced a new, all-natural chicken product for use in our salads and sandwiches. This chicken exceeds the USDA’s definition of all-natural: Our chicken is raised on an all-natural, antibiotic-free, vegetarian diet in a stress-free environment. Although it costs the company significantly more, we believe it is the best-tasting chicken available—and our customers clearly know the difference.

In 2004, we also witnessed the rollout of Via Panera®, bakery-fresh catering assortments from the Panera Bread menu. Via Panera brings selections from the Panera Bread menu and the Panera experience off-site in attractive packaging for business gatherings, social occasions, and other events. Now established system-wide, Via Panera is expected to continue to grow as customers become more familiar with this option.

Operationally, we made great strides as well through a steadfast focus on quality of service—specifically, in friendliness, knowledge, speed, and accuracy. Our operators improved speed of service, a constant priority, by more than one minute per transaction, year over year.

Panera Bread reached another milestone in 2004, becoming the largest provider of free WiFi access in the United States, breaking away from the traditional pay model. Currently, more than 600 bakery-cafes offer this service, allowing customers to surf the Internet for free in the comfort of their local Panera Bread bakery-cafe.

Looking Ahead

In 2005, our plan is for the growth of Panera Bread to continue its ambitious pace, while maintaining the quality of experience that has earned national accolades from our customers.

For 2005, we are targeting 150 to 160 new bakery-cafes (70 company and 80 to 90 franchises), with the goal of approximately 900 bakery-cafes system-wide by year-end. Building on our success in southern California, Panera Bread is moving ahead with expansion plans for northern California and the Pacific Northwest. Our plan for growth will put us on a schedule of celebrating a new bakery-cafe almost every other day.

Our community of franchisees, JV and company operators is dedicated to development and operational excellence. They have a strong local presence in their markets and exemplify the success that is achievable when a skilled operator is close to the customer. Franchisees are essential to Panera’s growth and will continue to represent approximately two-thirds of our system. Our JV program, which allows highly skilled operators of company stores to share in the value they help create, is also a key element of our growth. We believe so strongly in our JV program that we expect that JV operators will represent the majority of our growth in company-owned markets.

As we look to maintain our competitive advantage, Panera Bread is constantly exploring new ways to delight our customers through our food, people, and environment. In the coming year, we plan to raise the bar on the quality and variety of our food, as we did with our all-natural chicken in 2004. To that end, we are also significantly bolstering our product development and marketing teams, including substantial investment in marketing research, and expect to see the results of that research in 2006.

Recognizing that the Panera Bread culture is a distinctive asset, we focus on ensuring that Panera Warmth is infused and nurtured throughout our organization as we expand.

We continue refining and rolling out our G2 bakery-cafe design, which continues to position Panera Bread as the leader in innovative design in our industry. Just as we have rooted ourselves in an artisan bread tradition, so have we developed an artisan-crafted environment with G2, where bread is a central theme, as evidenced in our bread wall display and our original artwork. From the colors and lighting to the furniture and open spaces, everything in G2 is designed to provide a gathering place where our customers always feel welcomed.

Our ability to create different environments within one bakery-cafe allows our customers to enjoy Panera Bread for a variety of experiences, whether it’s for a quick bite at lunch, gathering with friends in the afternoon, reading by the fireplace, or stopping in for breakfast and browsing the morning news on our free WiFi.

We anticipate that our growth, expansion, and planned enhancements to the special experience that is Panera Bread will result in another year of consistent growth and achievement of our earnings targets. In 2005, we are again committed to executing rapid expansion and utilizing the scale inherent in our system-wide sales to drive operating margins. As we announced on February 16, 2005, our goal is to achieve our earnings-per-share target of $1.52–$1.57 per diluted share.

Our Thanks and Our Commitment

We continue to be deeply respectful of how our customers experience Panera Bread. Their positive response gives us great confidence as we look to the future. However, it also holds us to a higher standard.

Our franchisees and our company and JV team members must continue to uphold these standards and work even harder at doing the things that make Panera a very special place for our guests. I thank them for their commitment and willingness to engage in our shared vision. On behalf of our entire management team, I thank each of our stockholders for their support and belief in us.

Team Panera takes seriously our responsibility to shepherd Panera Bread’s continued success. We understand what it takes to accomplish this, and look forward to building this company into a truly significant enterprise that achieves its fullest potential.

Sincerely,

Ronald M. Shaich
Chairman and Chief Executive Officer

Matters discussed in this annual report, including any discussion, express or implied, of the Company’s anticipated growth, operating results, future earnings per share, plans and objectives, or statements of the underlying assumptions of forward-looking statements, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “may”, “believe”, “plan”, “goal”, “look”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements are expressly qualified by the cautionary statements described in this provision. All forward-looking statements included in this annual report are made only as of the date of this annual report, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or of which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks, uncertainties, and developments and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; changes in commodity costs; changes in consumer nutritional habits; changes in accounting principles generally accepted in the United States; and other factors that may affect retailers in general. For all of these reasons, our forward-looking statements should not be relied upon as a prediction of actual future events, objectives, strategies, trends, or results.